UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 25, 2011

PDL BioPharma, Inc.
(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada  89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

PDL Settles Litigation and Resolves Other Disputes

On February 28, 2011, PDL BioPharma, Inc. (“PDL”) issued a press release announcing that on February 25, 2011, it entered into a definitive settlement agreement with Novartis AG and Novartis Pharma AG (collectively, “Novartis”) that resolves all disputes between them.  Under the settlement agreement, PDL agreed to dismiss its claims against Novartis in its action in Nevada court, which also includes Genentech, Inc. (“Genentech”) and F. Hoffmann-La Roche Ltd (“Roche”) as defendants. Novartis agreed to withdraw its opposition appeal in the European Patent Office challenging the validity of PDL’s Queen patent in Europe. In addition, PDL agreed to pay Novartis certain amounts based on net sales of Lucentis made by Novartis during calendar year 2011 and beyond. We do not currently expect such amount to materially impact our total annual revenues.

The settlement with Novartis does not affect PDL’s claims against Genentech and Roche in the Nevada state court action.

On February 28, 2011, PDL issued a press release announcing the above settlement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

PDL BioPharma Announces European Patent Office Determination of Validity of PDL’s European Patent is Final

On February 28, 2011, PDL issued a press release announcing that the Technical Board of Appeal of the European Patent Office (“EPO”) has cancelled its hearing in which three appellants sought to have a 2007 decision upholding PDL’s  European Patent No. 0 451 216B (the “‘216B Patent”) overturned and the patent revoked. The effect of the termination of the opposition appeal proceeding is that the 2007 EPO decision upholding the claims of PDL’s ‘216B Patent as valid will become the final decision of the EPO. The hearing was scheduled for February 28 and March 1, 2011. In the year ended December 31, 2010, approximately 35 percent of PDL’s revenues were derived from sales of products that were made in Europe and sold outside of the United States. These revenues could have been negatively impacted or eliminated entirely by an adverse ruling at the hearing.

In an opposition proceeding brought by multiple parties, the Opposition Division of the EPO found in 2007 the claims of the ‘216B Patent to be valid. Five of the opposing parties filed notices of appeal to the Technical Board of Appeal of the EPO seeking to have the decision of the Opposition Division upholding the ‘216B Patent overturned and the patent revoked. Three of those parties filed detailed grounds of appeal:  UCB Pharma S.A. (“UCB”), BioTransplant Incorporated (“BioTransplant”), whose counsel PDL believes has been financially supported by MedImmune LLC (“MedImmune”), and Novartis. Pursuant to PDL’s recent settlements with UCB, MedImmune and Novartis, and as a result of PDL’s recent acquisition of BioTransplant out of bankruptcy and subsequent withdrawal of its appeal, all of the active appellants have formally withdrawn their participation in the appeal proceeding. Accordingly, on February 25, 2011, the EPO cancelled the appeal hearing and terminated the opposition proceeding and all appeals thereof in their entirety.

On February 28, 2011, PDL issued a press release announcing the above EPO determination. The press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

PDL BioPharma Announces Regular Quarterly Dividend Policy

On February 28, 2011, PDL announced that its board of directors has adopted a regular dividend policy for 2011 and beyond and declared that the four quarterly dividends to be paid to its stockholders in 2011 will be $0.15 per share of common stock.  The $0.15 dividends will be paid on March 15, June 15, September 15 and December 15 to all stockholders who own shares of PDL on March 8, June 8, September 8 and December 8, the Record Dates for each of the dividend payments, respectively.

In response to requests by stockholders, PDL is moving from a special dividend policy to a regular quarterly dividend policy to provide more consistent returns to stockholders.

On February 28, 2011, PDL issued a press release announcing the dividend policy and 2011 dividends. The press release is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Cautionary Statements

This filing and the press releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. For example, if Novartis or PDL fail to timely fulfill their respective obligations under the settlement agreement, results may differ materially from those express or implied. In addition, as all dividend payments are subject to compliance with legal requirements, dividends could be withdrawn prior to payment at the discretion of the Company’s board of directors because of a number of factors, including, but not limited to, economic outlook, corporate cash flow, the company's liquidity needs and the health and stability of credit markets. Important factors that could impair the Company’s royalty assets or business are disclosed in the “Risk Factors” contained in the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission thereafter. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, regarding Novartis Settlement, dated February 28, 2011
99.2	Press Release, regarding EPO Determination, dated February 28, 2011
99.3	Press Release, regarding Dividends, dated February 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC. (Company)

Date: February 28, 2011	By:	/s/ Christine R. Larson
Name: Christine R. Larson
Title: Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, regarding Novartis Settlement, dated February 28, 2011
99.2	Press Release, regarding EPO Determination, dated February 28, 2011
99.3	Press Release, regarding Dividends, dated February 28, 2011